UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2006

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31334	54-1360804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Fair Lakes Court	22033
Fairfax, Virginia	(Zip Code)
(Address of Principal Executive Offices)

(Registrant’s telephone number, including area code): (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01.	Entry into a Material Definitive Agreement.

On February 7, 2006, SRA International, Inc., (the “Company”) revised its compensation plan for non-employee directors (“the Plan”), effective April 1, 2006.

Pursuant to the Plan, the Company will pay each non-employee director an annual retainer of $35,000. Board committee chairs will be paid an additional annual retainer. The chairman of the Audit Committee will receive an additional annual retainer of $20,000. All other committee chairs will receive an additional annual retainer of $10,000. Additionally, each non-employee director will receive $2,000 for each board meeting attended in person or by teleconference, $2,000 for each committee meeting attended in person, and $1,000 for each committee meeting attended by teleconference. Committee meeting fees will be paid only for meetings held on a date different from a Board meeting.

Pursuant to the Plan, the Company will also make equity grants of stock options and restricted stock to non-employee directors. Non-employee directors will receive annual equity grants with an estimated value of $50,000 beginning on the third anniversary following their initial appointment or election to the Board. These equity grants will vest at the rate of 25% per year over four years beginning on the date of grant. In addition, new non-employee directors will receive a one-time equity grant with an estimated value of $150,000 as soon as administratively feasible after their appointment or election to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

Date: February 13, 2006	/s/ CHARLES G. CROTTY
Charles G. Crotty Vice President and Director, Corporate Compliance